Exhibit 10.7

People’s Government of Naxi District, Luzhou City

Jiangsu Austin Optronics Technology Co., Ltd.

Intelligent Optical Display Project

Investment Agreement

September 19, 2018

Agreement on Investment Cooperation in Intelligent Optical Display Project

Party A: People’s Government of Naxi District, Luzhou City

Legal representative: Tan Rongbing	Position: District Chief

Party B: Jiangsu Austin Optronics Technology Co., Ltd.

Legal representative: Ling Tao	Position: Board Chairman

In order to support the development of the enterprise and improve the local economy, Party A and Party B (hereinafter referred to as “both parties” collectively) hereby reach the following agreement (hereinafter referred to as “the Agreement”) on Party B’s investment in the “Intelligent Optical Display Project” in Naxi District, Luzhou City, in accordance with the Contract Law of the People’s Republic of China and relevant national laws and regulations, and on the basis of the principles of free will, equality, honesty and trustworthiness, mutual benefit and common development:

Article 1: Project overview

1.1 Project name: Intelligent Optical Display Project

1.2 Project address: located in Naxi Science and Technology Park, Luzhou National High Tech Zone, renting about 8000m2 of factory and office buildings of Luzhou Dongzhiyang Company.

1.3 Project content: R & D, manufacturing and sales of LED / LCD opencell and module products and TP touch panels.

1.4 Project investment: The total investment of the project is about 100 million yuan (RMB, the same below). After the project is completed and put into operation, its annual output value and sales revenue will be no less than 1 billion yuan respectively, employing about 150 people.

Article 2: Project settlement

2.1 Establishment of the project company: The company will be established with the joint investment of Jiangsu Austin Optronics Technology Co., Ltd. and Sichuan Naxing Industrial Group, in which Jiangsu Austin Optronics Technology Co., Ltd. shall hold no less than 90% of the shares, and Sichuan Naxing Industrial Group shall hold no more than 10% of the shares (The initial investment shall be 10 million yuan, in which 9 million yuan shall be from Jiangsu Austin Optronics Technology Co., Ltd. and1 million yuan shall be from Sichuan Naxing Industrial Group).

2.2 Personnel appointment: The financial director of the Project Company shall be appointed by Sichuan Naxing Group, and all other personnel shall be appointed by Party B.

2.3 Industrial and commercial registration. The tax payment relationship of the Project Company shall be registered at the same level of Naxi District, Luzhou city. The supporting projects and new registered companies invested by Party B or invested by a third party for the purpose of the production, supply, marketing and research of the project shall also be handled according to this clause.

Article 3: Project construction

3.1 The period of factory building decoration, equipment commissioning and personnel training shall be 3 months, calculated from the date when Luzhou Dongzhiyang Company provides the factory building to Party B, and the project shall be put into production within 3 months.

3.2 Party B’s project construction must conform to the national industrial policy, and Party B shall organize the design, construction and production in accordance with the laws, regulations and specifications on planning, fire control, safety, environmental protection, construction and process technology, so as to ensure that the project quality is above the standard.

Article 4: Supportive policy

4.1 Rent subsidy. From the date when Luzhou Dongzhiyang Company provides the factory building to the project company, Party A shall provide the rental subsidy of factory and office building to the Project Company in full in three years. The method of the payment of subsidy: After renting the factory and office building of Luzhou Dongzhiyang Company for one year, the Project Company shall apply to Party A with relevant evidences (the invoice for payment of factory building rent), and Party A shall pay the rent subsidy to the account of the Project Company within 15 working days after review and confirmation.

4.2 Decoration subsidy. Party A shall support the Project Company to decorate the 1000-level dust-free workshop by itself. After the decoration scheme of the dust-free workshop provided by the Project Company is approved by Party A, a decoration subsidy of the 1000-level dust-free workshop shall not exceed 1500 yuan / m2, and the decoration subsidy of the 10000-level dust-free workshop shall not exceed 700 yuan / m2. The specific payment method is: The subsidy shall be paid in accordance with the payment method specified in the decoration contract at the same time (in principle, 30% of the total amount of the decoration subsidy of the Project Company shall be paid 7 days after the decoration materials are delivered to the decoration site, 30% of the total amount of the subsidy of the Project Company shall be paid after the completion of the decoration, and 40% of the total amount of the subsidy of the Project Company shall be paid after the project is officially put into operation).

4.3 Logistics subsidy. From the date when the project is put into production, Party A shall provide logistics subsidy for the products produced and sold by the Project Company for three years. The specific subsidy is as follows: Party A shall use 1% of the product sales revenue of the Project Company as the logistics subsidy of Party B, and the logistics subsidy shall be settled and paid once a year, and the Project Company shall apply to Party A with the sales invoice, and Party A shall pay the logistics subsidy to the account of the Project Company within 15 working days after review and confirmation.

4.4 Equipment subsidy. Party A shall provide support for the Project Company to purchase two new core production lines, take the equipment purchase contract and bank transfer voucher of the Project Company as the reimbursement voucher, and give subsidy according to 35% of the total amount. The specific payment method is as follows: The subsidy shall be paid synchronously according to the payment method specified in the equipment purchase contract (in principle, the equipment list shall be provided by the Project Company before the equipment is ordered, and the equipment quotation and list shall be approved by Party A after inquiry, and 20% of the total equipment subsidy of the Project Company shall be paid after the down payment, 30% of the total equipment subsidy of the Project Company shall be paid after the equipment is delivered to the site, 30% of the total equipment subsidy of the Project Company shall be paid after the equipment is commissioned in place, and 20% of the total equipment subsidy of the Project Company shall be paid after the project is put into production).

4.5 Tax support. According to the national western development policy, Party A shall levy corporate income tax at the rate of 15% for the project company, and the project can enjoy the corporate income tax policy of “two exemptions and three half reductions” after meeting the conditions.

4.6 Financing discount. Party A shall actively assist the Project Company in financing loans. After the successful financing, Party A shall provide a one-off interest discount to the Project Company at 50% of the loan interest, with a total amount of no more than 2 million yuan.

4.7 Awards for national high-tech enterprises. Party A shall actively assist the Project Company in applying for the national high and new technology enterprise. After the successful application, Party A shall give a one-off subsidy to the enterprise according to 1% of the sales revenue for two consecutive years after the project is put into operation. The subsidy shall not exceed the total amount of local taxes paid by the enterprise for two consecutive years, and the maximum subsidy shall not exceed 20 million yuan.

4.8 Listing reward. Party A shall actively assist the Project Company in IPO. After the successful listing, Party A will give a one-off award to the Project Company according to the standard of 3 million yuan for the new third board and 5 million yuan for the main board.

4.9 Staff training support. According to the employment demand of the project company, Party A shall provide a one-off support according to the standard of 500 yuan / person.

4.10 Award for senior managers. Within 5 years, Party A shall award the senior managers of the Project Company every year, with the award amount being not less than the local retained part of the individual income tax of the senior managers of the project company.

4.11 Free trade zone policy. The Project Company shall enjoy the relevant preferential policies of the national free trade zone.

4.12 Talent policy. Party A shall provide scientific research funds, children’s schooling, household registration and other support to all kinds of talents of the project company.

Article 5: Party A’s rights and obligations

5.1 Actively assist Party B in securing the relevant certificates and licenses of factory production, with the expenses being borne by the project company.

5.2 Actively support and help Party B to apply for industrial development projects in line with the national and provincial policies, and ensure that the Project Company enjoys the national and provincial financial policy support in line with the industrial support.

5.3 Party A shall vigorously support and assist the Project Company in recruitment, and actively coordinate with relevant institutions to provide relevant employment support and personnel training policy support to the project company.

5.4 Supervise the project according to law.

5.5 Perform other rights and obligations agreed in the Agreement.

Article 6: Party B’s rights and obligations

6.1 Carry out the project construction according to the scale and schedule agreed in the Agreement, and ensure that the project can reach its set production capacity after being put into operation.

6.2 Strictly implement the “three Simultaneities” of environmental protection and safety, ensure that the project is designed, constructed and operated in accordance with the requirements of environmental assessment and safety assessment, and ensure that the project can meet the requirements of standardized emission and safe production.

6.3 Ensure that the operation period of the Project Company in Naxi District, Luzhou City shall not be less than 7 years.

6.4 Operate the project independently in accordance with the law and take responsibility for its own profits and losses.

6.5 Perform other rights and obligations agreed in the Agreement.

Article 7: Liability for breach of contract and dispute resolution

7.1 Both parties shall abide by and perform the Agreement conscientiously. Any party who breaches the Agreement shall compensate the non-breaching party for the actual losses based on due evaluation or audit.

7.2 During the duration of the Agreement, the Project Company shall return the enjoyed support to Party A under any of the following circumstances.

7.2.1 Party B sublets the factory building or uses it for other purposes without the consent of Party A

7.2.2 Party B fails to meet the requirements specified in Clause 1.4;

7.2.3 Party B fails to meet the requirements specified in Clause 6.3.

7.3 Neither party shall be liable for breach of contract in case of partial or total failure to perform the Agreement due to policy factors or force majeure. The party shall inform the other party of the situation in a timely manner and provide corresponding evidences. Both parties shall take necessary remedial measures to reduce losses.

Article 8: Miscellaneous

8.1 All clauses of the Agreement are only applicable to Intelligent Optical Display Project, and both parties shall sign a supplementary agreement after negotiation for any subsequent project.

8.2 Both parties undertake to strictly keep trade secrets and maintain business integrity, and neither party shall disclose the information and data provided by the other party to any third party. Both parties shall jointly safeguard their rights and interests and promote the deepening of their cooperation relationship.

8.3 Matters not covered by the Agreement shall be negotiated separately by both parties and consummated by a supplementary agreement. Disputes arising from the Agreement shall be under the jurisdiction of the People’s Court at the place where the Agreement is performed.

8.4 After the Agreement comes into force with the signatures of the authorized representatives of both parties, both parties shall discuss the project implementation plan and preliminary work plan in time to accelerate the project progress.

8.5. The Agreement shall come into force upon the approval of the board of directors of Party B from the date of its official signing. The Agreement shall be in quadruplicate, with each party holding two copies and each copy shall have the same legal effect.

Party A: People’s Government of Naxi District, Luzhou City (seal)	Party B: Jiangsu Austin Optronics Technology Co., Ltd.

Legal representative: /s/ Tan Rongbing	Legal representative: /s/ Tao Ling

(Or authorized representative)	(Or authorized representative)

September 19, 2018	September 19, 2018